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Exhibit 10.4

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is by and between McLeodUSA, Inc. (the "Company"), and Royce J. Holland (the "Executive"), dated as of January 1, 2006 and effective as of the date hereof (the "Effective Date").

        WHEREAS, the Company desires to have the association and services of the Executive in order to obtain the Executive's experience, skills, abilities, background and knowledge, desires to provide incentive to the Executive to provide valuable future services to the Company, and is willing to employ the Executive in the capacities and on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Company wishes to provide for contractual terms relating to the employment by the Company of the Executive from and after the Effective Date; and

        WHEREAS, the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement and is willing to accept such employment on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.    TERM.    The term of this Agreement shall commence on the Effective Date and end on the date four years following the Effective Date unless sooner terminated pursuant to Section 4 of this Agreement (the "Term").

        2.    POSITION AND DUTIES.

          (a)   During the Term, the Executive shall serve as the Chief Executive Officer of the Company and as a member the Company's Board of Directors (the "Board"), in each case with such duties and responsibilities as are customarily assigned to these positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. During the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as members of the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board.

          (b)   During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use all reasonable efforts to carry out his responsibilities faithfully and efficiently. However, the Executive may, subject to the prior approval of the Board, serve on corporate boards and such industry, civic or charitable boards or committees as Executive may determine, so long as these activities do not interfere or represent a conflict of interest with the performance of the Executive's responsibilities to the Company.

          (c)   During the Term, the Executive shall be based at the Company's principal executive offices except for travel reasonably required for the performance of Executive's duties hereunder. The Executive and the Board shall select a location for the Company's principal executive offices, with such location being within the Company's market area.

        3.    COMPENSATION.

          (a)    BASE SALARY.    The Company shall pay the Executive an annual base salary (the "Annual Base Salary") of $500,000. The Annual Base Salary shall be paid in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. Annual Base Salary shall be reviewed at least annually by the Board and may from time to time be increased (but not decreased) as determined by the Board. Effective as of the date of any such increase the Annual Base Salary as so increased shall be considered the new Annual Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Annual

  Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement. No additional remuneration shall be paid to Executive with respect to his service on the Board during the Term.

          (b)    ANNUAL CASH BONUS.    During the Term, the Executive shall participate in annual cash incentive compensation plans, in effect or to be adopted and approved by the Board or its Compensation Committee from time to time, with applicable corporate and individual performance targets and maximum award amounts determined by the Compensation Committee. The Executive's annual target bonus opportunity pursuant to such plans shall be 100% of the Annual Base Salary in effect for the Executive at the beginning of the year, provided that the Executive's bonus payment for any particular year may be more or less than the foregoing target bonus opportunity, based on the level of achievement of the applicable performance targets. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan.

          (c)    OPTION GRANT.    As soon as practicable following the Effective Date, the Company shall adopt an equity compensation plan (the "Equity Plan") which shall provide for the grant of stock options and restricted stock grants. Upon the adoption of the Equity Plan (which shall be developed by Executive and the Board of Directors), the Company shall grant to the Executive an award of stock options thereunder with respect to a number of shares equal to 1.5% of the total number of shares of Company common stock outstanding immediately prior to such award (and the award of restricted stock described below). The option grant shall provide that it shall become vested and exercisable with respect to 25% of the shares subject thereto on each of the Effective Date and the first three anniversaries of the Effective Date, subject to the Executive's continued employment with the Company on such anniversary dates, and shall provide for a per-share exercise price equal to the fair market value of the underlying shares. For example, it is anticipated that there will be 30 million shares outstanding at the time of the option grant and that the equity value of the Company will be $250 million at such time. If that is the case, there would be 450,000 shares subject to the option and the per-share exercise price applicable to the option would be $8.33.

          In addition, upon the adoption of the Equity Plan, the Company shall grant to the Executive an award of performance vesting stock options thereunder with respect to a number of shares equal to 1.0% of the total number of shares of Company common stock outstanding immediately prior to such award (and prior to the award of any other options or restricted stock). The performance vesting option grant shall provide that it becomes vested and exercisable with respect to 50% of the shares subject thereto upon completion of an initial public offering of Company common stock or a Change in Control as defined in Paragraph 3(e) hereof, and with respect to the other 50% of the shares subject thereto if the value of the Company's equity is at least $500 million at the completion of a Change in Control or initial public offering (disregarding the value of any equity issued after the Effective Date in connection with any corporate acquisitions or similar transactions). The option grant shall provide for a per-share exercise price equal to that of the time vested option grant discussed above in this paragraph 3(c). All performance vesting cliffs are subject to the Executive's continued employment with the Company on the date of such events. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason prior to the first anniversary of the Effective Date, Executive will forfeit all vested options of any type and will return to the Company any shares acquired pursuant to their exercise.

          (d)    RESTRICTED STOCK GRANT.    As soon as practicable following the Effective Date, the Company shall grant to the Executive an award of restricted stock pursuant to the Equity Plan with respect to a number of shares equal to 1.5% of the total number of shares of Company common stock outstanding immediately prior to such award (and the award of options described above). The restricted grant shall provide that it shall become vested and no longer subject to forfeiture (except as provided in this paragraph below) with respect to 25% of the shares subject thereto on the Effective Date and each of the first three anniversaries of the Effective Date, subject to the Executive's continued employment with the Company on such anniversary dates. In addition, Company shall grant to the Executive an award of performance vesting restricted stock equal to 1.0% of the total number of shares of Company common stock outstanding immediately prior to such award (and prior to the award of options described above), with vesting criteria identical to the performance vesting stock option grant described in Paragraph 3(c) hereof. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason prior to the first anniversary of the Effective Date, Executive will forfeit all vested restricted stock.

          (e)    OTHER PROVISIONS WITH RESPECT TO EQUITY AWARDS.    Each of the option and restricted stock awards described in Sections 3(c) and 3(d) shall be subject to the terms of the Equity Plan and an award agreement which shall include the terms and conditions set forth in such sections. In addition, each of the option and restricted stock awards described in Sections 3(c) and 3(d) shall provide that the award shall become fully vested immediately upon a "Change in Control" of the Company. Notwithstanding the immediately preceding sentence, the performance vesting stock options described in the second paragraph of Section 3(c) and the performance vesting restricted stock described in Section 3(d) shall vest according to the language in Sections 3(c) and 3(d). Additional grants of stock options or restricted stock may be made during the Term to the Executive by the Board (or a committee thereof), in its discretion. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities. For purposes of the preceding definition of Change in Control, the following definitions shall apply: (1) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; (2) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; and (3) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          (f)    EQUITY PLAN.    Executive shall work with the Board to develop the Equity Plan at the earliest practical date. With regard to stock options and restricted stock, the Equity Plan shall include the following provisions: (1) stock options shall have a term of six years, unless at the expiration of the six-year period, the common stock of the Company is not publicly traded, in which event the length of the option will be the earlier of ten years from issuance or three months following the date that the Company's common stock becomes publicly traded; (2) if Executive's (or other directors and officers subject to the Equity Plan) employment terminates for any reason, Executive, or such directors and officers shall have three months following termination of employment (but not beyond the maximum term of the option) to exercise vested stock options if the Company's common stock is publicly traded, or if the Company's common stock is not publicly traded at the date of termination of employment, three months following the date that the Company's common stock begins to be publicly traded or ten years from issuance, whichever is earlier (but in no event beyond the maximum term of the option); (3) if Company's common stock is not publicly traded, Executive, Directors and Officers may sell vested restricted stock in a private transaction subject to a right of first refusal by the Company (however, the Company shall have no obligation to buy back such stock); and (4) other provisions as the Executive and Board shall decide.

          (g)    OTHER BENEFITS.    During the Term, the Executive shall be eligible to participate in the retirement, welfare benefit, and fringe benefit plans, practices, policies and programs of the Company (including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programs) to the same extent, and subject to the same terms and conditions, as these arrangements are made available to the senior officers of the Company.

          (h)    VACATION.    The Executive shall be entitled to four weeks paid vacation per calendar year during the Term.

          (i)    EXPENSES.    The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Company's usual policies. The Company shall provide the Executive with relocation benefits in accordance with the Company's executive relocation policy with respect to Executive's move, if any, to the Company's new principal executive offices (selected by the Executive and the Board as provided in paragraph 2(c) herein), if that location is greater than 35 miles from Dallas, Texas. The Company shall also pay or reimburse the Executive for reasonable temporary living and commuting expenses incurred during the first six months of the Term in connection with such relocation.

        4.    TERMINATION OF EMPLOYMENT.

          (a)    DEATH OR DISABILITY.    The Executive's employment shall terminate automatically upon the Executive's death during the Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Term. "Disability" means that the Executive is permanently disabled within the meaning of the long- term disability coverage provided by the Company or, if there is no such coverage in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury and (ii) a physician mutually selected by the Executive and the Company (with approval of such physician not unreasonably withheld or delayed), has determined that the Executive is permanently disabled. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and will be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date").

          (b)    TERMINATION BY THE COMPANY.

            (i)    The Company may terminate the Executive's employment during the Term for Cause or without Cause, subject to the provisions of Section 4(b)(ii) hereof.

            (ii)   "Cause" means any of the following: (A) the Executive's conviction by a court of competent jurisdiction for felony criminal conduct, (B) the Executive's gross negligence or willful misconduct, in either case in the performance of his duties hereunder that results in a detriment that is material to the Company and its subsidiaries taken as a whole, or (C) the Executive's willful or intentional material breach of Section 6 of this Agreement. If the Company seeks to terminate Executive's employment pursuant to either clause (b) or (c) of this paragraph 4(b)(ii), the Executive shall have thirty days from receipt of written notice from the Board identifying with specificity the conduct constituting "Cause" to cure any conduct, misconduct, gross negligence, or breach so identified.

          (c)    TERMINATION BY THE EXECUTIVE.

            (i)    The Executive may terminate employment for Good Reason or without Good Reason.

            (ii)   "Good Reason" shall mean the occurrence of any of the following events, without the Executive's consent, at any time during the Term: (A) the Executive is not elected to the Board of Directors or designated Chief Executive Officer of the Company; (B) causing or requiring the Executive to report to anyone other than the Board; (C) the assignment to the

    Executive of any duties inconsistent in any material respect with his position, authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities; (D) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement; (E) the relocation of the Company's principal executive offices to any location greater than 35 miles from the location initially agreed upon by Executive and Company pursuant to paragraph 2(c) hereunder; or (F) a reduction of the Annual Base Salary under Section 3(a) or material failure to pay benefits provided or referred to under this Agreement, unless, in any case, such action is remedied by the Company within ten days after receipt of notice thereof given by the Executive.

            (iii)  A termination of employment by the Executive for Good Reason shall be effected by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective ten days following the date when the Notice of Termination for Good Reason is given, unless the event constituting Good Reason is remedied by the Company prior to that date. Actions by the Company which constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 5. An event shall not be deemed to constitute Good Reason if the Executive fails to deliver Notice of Termination for Good Reason within 90 days of his actual knowledge of the event.

            (iv)  A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company 30 days written notice of the termination.

          (d)    DATE OF TERMINATION; RESIGNATION.    The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective (each as specifically provided herein). Following termination of the Executive's employment for any reason, the Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company and its subsidiaries. For the avoidance of doubt, a delivery of notice of non-renewal of the Term by the Company shall not be deemed to be a termination with or without Cause by the Company, nor shall it be an event of Good Reason.

        5.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.    Upon any termination of the Executive's employment, the Company will reimburse the Executive for un-reimbursed business expenses and pay the Executive in respect of accrued but unused vacation, in each case in accordance with Company policy.

          (a)    OTHER THAN FOR CAUSE, DEATH OR DISABILITY; OR FOR GOOD REASON.    If, during the Term, the Company terminates the Executive's employment for any reason other than for Cause or due to his Death or Disability, or the Executive terminates his employment for Good Reason, then the Company shall pay to the Executive, not later than thirty days following the Date of Termination, (i) a cash lump sum equal to the sum of (A) the Executive's Annual Base Salary immediately prior to the Date of Termination and (B) the Executive's annual target bonus for the fiscal year in which the Date of Termination occurs; and (ii) any unpaid amounts of the Executive's Annual Base Salary and previously earned and unpaid annual bonus for periods prior to the Date of Termination; provided, however, that the amount described in the foregoing clause (i) shall be multiplied by 2 in the event that such termination occurs on or within one year following a Change in Control. The Company shall also provide to the Executive (and, as applicable, his eligible dependents), in the event of such a termination continued participation in the Company's medical and dental insurance plans (or substantially equivalent coverage under an alternative arrangement) as well as continued supplemental life insurance coverage for the lesser of 12 months following the Date of Termination or until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by the Company plans. Payment by the Company of the amounts described in clause (i) of the first sentence of this subparagraph (a) and provision by the Company of the benefit continuation described above shall be contingent upon the Executive's execution and non-revocation of a customary general release in favor of the Company and its affiliates.

          (b)    DEATH AND DISABILITY.    If the Executive's employment is terminated by reason of Disability or Death during the Term, the Company shall pay to the Executive, not later than thirty days following the Disability Effective Date or the date of Death, any earned and unpaid amounts of the Executive's Annual Base Salary and annual bonus for periods prior to the Date of Termination.

          (c)    BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON.    If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason then, the Company shall pay to the Executive in a lump sum in cash within thirty days after the Date of Termination, any portion of the Executive's Annual Base Salary and bonus earned through the Date of Termination that has not been paid. In addition, if such termination takes place prior to the time when the Company's common stock becomes publicly traded, the Company may (but is not obligated to) repurchase from the Executive (or the transferee of such shares) each share of common stock acquired by the Executive pursuant to the option and restricted stock awards described in Sections 3(d) and 3(e), at a per share price equal to the fair market value of such shares as of the Date of Termination. The Executive shall obtain the consent of any transferee of such shares to such repurchase right for so long as it shall remain in effect.

          (d)    MITIGATION; FULL SETTLEMENT.    Following termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek reemployment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Agreement. Any amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.

            (i)    RELATIONSHIP TO OTHER BENEFITS.    The Executive's benefits under this Agreement shall be in addition to any other amount earned, accrued or owing but not yet paid under any plan, program, arrangement or understanding covering the Executive.

        6.    COMPETITION.

          (a)   To the extent permitted by law and except as set forth below, during the Executive's employment with the Company and for a period of one year after the termination of the Executive's employment with the Company for any reason, the Executive shall not within the geographic area being served by the Company at the time of such termination, without the prior written consent of the Board, directly or indirectly engage in the development, production, marketing, or sale of products that compete (or, upon commercialization, could compete) with products of the Company being developed, marketed or sold as of the date of such termination (such business or activity, a "Competing Business") whether such engagement shall be as an officer, owner, employee, partner, consultant, advisor or any other prohibited capacity. Notwithstanding the foregoing, Company agrees that Executive may serve on the Board of Directors of any Competing Business (and in no other capacity) at any time following termination of Executive's employment, provided that Executive does not divulge or utilize the confidential information of Company in carrying out his duties as a Director. Nothing herein will prohibit the Executive from acquiring or holding not more than five percent of any class of securities of any business.

          (b)   The Executive shall not, during the period commencing on the Effective Date and ending one (1) year following the termination of the Executive's employment with the Company for any reason whatsoever, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, without the prior written consent of the Board, recruit or solicit for employment or engagement, any person who is employed or engaged by the Company or any of its affiliates, or otherwise seek to influence or alter any such person's relationship with such the Company or any of its affiliates (other than in connection with the performance of Executive's duties to the Company during the Term).

          (c)   From and after the Effective Date, the Executive shall not make or cause to be made any disparaging remarks with respect to the Company, its management, business practices or products, it being understood that this provision shall not be construed to prohibit truthful testimony which is legally required to be given.

          (d)   The Executive agrees that the restrictions set forth in Section 6(a), (b) and (c) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of the restrictions and shall not be required to post bond or prove actual damages. If the scope or content of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereby consent that the scope or restriction shall be judicially modified accordingly in any proceeding brought with respect to the enforcement of the restriction.

        7.    INDEMNIFICATION.    The Company shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify the Executive if he is made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director or officer of the Company or a predecessor corporation or, at the Company's request, a director or officer of another corporation, provided, however, that the Company shall indemnify the Executive in connection with a proceeding initiated by the Executive only if such proceeding was authorized by the Board. The indemnification provided for in this Section 7 shall not be deemed exclusive of any other rights to which the Executive may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in the Executive's official capacities and as to action in another capacity while holding such office.

        8.    DISPUTE RESOLUTION; ATTORNEYS' FEES.    Other than with respect to the Company's right to obtain injunctive relief under Section 6 (which shall not be subject to the provisions of this Section 8), all disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association, National Rules for the Resolution of Employment Disputes. The dispute shall be resolved by one arbitrator mutually acceptable to Executive and the Company. If no single arbitrator can be agreed upon by the parties, the dispute shall be resolved by a three-person panel of arbitrators, with one arbitrator chosen by Executive, one chosen by the Company, and the third chosen by the arbitrators selected by Executive and the Company. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with the pursuit of any claim arising out of this Agreement, including but not limited to, all reasonable fees, costs, and expenses or the arbitration.

        9.    SUCCESSORS.

          (a)   This Agreement is personal to the Executive, and without the prior written consent of the Company the Executive's rights under the Agreement shall not be assignable (except by will or the laws of descent and distribution). This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean both the Company as defined above and any such successor.

        10.    MISCELLANEOUS.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)   All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    17415 Pauma Valley Circle
    Dallas, TX 75287-7419

    If to the Company:

        or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b).

          (c)   Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (d)   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the other provisions hereof.

          (e)   The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f)    This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof.

          (g)   The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of his insolvency or bankruptcy.

          (h)   This Agreement shall terminate upon the expiration of the Term or, if earlier, upon the termination of the Executive's employment under any of the circumstances described in Section 4, except that terms of this Agreement which must survive the termination this Agreement in order to be effectuated (including the provisions of Sections 5, 6, 7 and 8) shall survive.

          (i)    This Agreement may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement under seal, as of the day and year first above written.

MCLEODUSA, INC.
By:	/s/ Stan Springel
Title: Chief Restructuring Officer
/s/ Royce J. Holland ROYCE J. HOLLAND

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  Exhibit 10.4
EMPLOYMENT AGREEMENT